Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

June 30, 2004

Board of Directors
Gerber Scientific, Inc.
83 Gerber Road West
South Windsor, CT 06074

Ladies and Gentlemen:

     We are acting as counsel to Gerber Scientific, Inc., a Connecticut corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), of (i) 900,000 shares of common stock of the Company (the “Employee Plan Shares”) reserved for issuance under the Gerber Scientific, Inc. 2003 Employee Stock Option Plan (the “Employee Plan”), (ii) 117,071 shares of common stock of the Company (the “Director’s Plan Shares”) reserved for issuance under the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan (the “Director’s Plan”), and (iii) 250,000 shares of common stock of the Company (the “Bonus Plan Shares” and, together with the Employee Plan Shares and the Director’s Plan Shares, the “Shares”) reserved for issuance under the Gerber Scientific, Inc. 2005-2006 Executive Annual Incentive Bonus Plan (the “Bonus Plan” and, together with the Employee Plan and the Director’s Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	Copies of the Plans, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Connecticut on June 29, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Resolutions of the Board of Directors of the Company or a duly authorized committee thereof, adopted effective as of June 19, 2003, July 24, 2003, and June 3, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Plans.

Gerber Scientific, Inc.
June 30, 2004

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Connecticut Business Corporation Act. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Connecticut Business Corporation Act” means the statutory provisions contained in the Connecticut Business Corporation Act, as amended, all applicable provisions of the Constitution of the State of Connecticut and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     1. Following (i) effectiveness of the Registration Statement, (ii) issuance of the Employee Plan Shares pursuant to the terms of the Employee Plan and the Director’s Plan Shares pursuant to the terms of the Director’s Plan and (iii) receipt by the Company of the consideration for the Employee Plan Shares and the Director’s Plan Shares specified in the resolutions of the Board of Directors, the Employee Plan Shares and the Director’s Plan Shares will be validly issued, fully paid, and nonassessable.

     2. Following (i) approval of the Bonus Plan by the shareholders of the Company, (ii) effectiveness of the Registration Statement, (iii) issuance of the Bonus Plan Shares in accordance with the terms of the Bonus Plan and (iv) receipt by the Company of the consideration for the Bonus Plan Shares specified in the resolutions of the Board of Directors, the Bonus Plan Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.